MUTUAL FUND
ADMINISTRATION AGREEMENT

RECITALS

WHEREAS, the Bhirud Funds, Inc. - APEX Mid Cap Growth Fund (the "Fund") is Corporation a ~~business trust~~ organized and operated under the laws of the State of ~~Connecticut~~ Maryland and which is commonly referred to as a mutual fund; and

WHEREAS, Maxus Information Systems, Inc, ("MIS") is a corporation organized and operated under the laws of the State of Ohio; and

WHEREAS, MIS provides transfer agent services in the securities and investment industry to entities providing retail securities and investment services acting as Transfer Agent, Dividend and/or Capital Gain Disbursing Agent, Redemption Agent, Administrator and in other such capacities as are agreed herein; and

WHEREAS, MIS pursuant to a separate Agreement between the parties, provides Accounting Agent Services to the Fund; and

WHEREAS, the Fund desires the services offered by MIS and MIS desires to provide such services to the Fund:

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties intend to be legally bound and it is, therefore, agreed as follows:

SECTION I. APPOINTMENT

The Fund hereby appoints MIS as its Transfer Agent, Dividend and/or Capital Gain Disbursing Agent, Redemption Agent and Administrator. MIS agrees to such appointment and agrees to perform in such a capacity.

SECTION II. TRANSFER AGENT SERVICES

A. MIS shall transfer the registration of the Fund's Share Certificates within the Rules and Regulations established by applicable industry standards.

B. Transfers of the Fund's regular shares shall be made in compliance with the rules of the Securities and Exchange Commission (SEC), particularly Rule 17. All other transfers shall be made in a timely manner and in accord with relevant industry standards.

C. MIS shall maintain complete and accurate records of all transactions in accord with SEC requirements and in accord with relevant industry standards.

D. The Fund shall issue no Share Certificates and MIS shall have no responsibility in this regard.

E. MIS shall originate the issue of Shares of the Fund. MIS may, at its sole discretion, also require:

(1) A certified copy of a resolution or resolutions of the Board of Trustees of the Fund authorizing such issue;

(2) An opinion of counsel as to the validity of such shares;

(3) Funds necessary for the payment of any original issue tax applicable to the shares;

F. Transfer of Shares shall be issued by MIS:

(1) Upon all necessary signatures guaranteed by a member firm of a national securities exchange or commercial bank and in accord with the Fund's prospectus.

(2) Other assurances as MIS shall deem necessary and appropriate to evidence the genuineness and effectiveness of each necessary endorsement;

(3) Satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes;

(4) Satisfactory evidence of compliance with all applicable laws relating to the registration and good standing and lawful operation of the Fund.

G. MIS may, as Transfer Agent, delay and/or refuse registration of shares where such registration appears to be subject to an adverse claim.

H. MIS will maintain stock registry records in the usual form in which it will note the:

(1) Issuance, transfer and redemption of Shares;

(2) Number and place of unissued Shares in an Unissued Shares Account;

(3) Shares and fractional Shares issued and outstanding for which issuance of Share is deferred

I. MIS shall be responsible for providing the Fund reports of Fund Share purchases, redemption and total Shares outstanding on the next business day after each net asset valuation.

(1) MIS is authorized to keep records, which will be part of the stock transfer records as well as its records of the Plans, in which it will note the names and registered addresses of Shareholders and Planholders, and the number of Shares and fractional Shares from time to time owned by them for which no Shares are outstanding.

(2) Each Shareholder or Planholder will be assigned a single account number even though Shares held under each Plan and Shares which have been issued will be accounted for separately.

J. All requests for inspection of the records of the Fund made directly to MIS will be refused unless such requests are made by court order or by an appropriate governmental body having jurisdiction over such records and activities or where counsel for MIS advises that MIS may suffer injury as a result of such refusal. All such requests will be directed to contact the Fund directly; the Fund may subsequently direct MIS to permit the inspection of such records through written instructions.

K. MIS in its capacity as Transfer Agent will, in addition to the previously enumerated duties and functions perform the usual duties and functions of a stock Transfer Agent for a corporation. It will countersign for issuance or reissuance of Shares representing original issue or reissued Shares as directed by the Written Instructions of the Fund, and will transfer Shares registered in the name of Shareholders from one Shareholder to another in the usual manner.

SECTION III. ISSUANCE OF SHARES

A. Prior to the daily determination of net asset value in accordance with the Fund's Prospectus, MIS shall process all purchase orders received since the last determination of the Fund's net asset value.

(1) MIS shall calculate daily the amount available for investment in Shares at the net asset value determined by MIS as of the close of trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Custodian.

(2) MIS, as agent for the Shareholders and Planholders, shall place a purchased order daily with the Fund for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing.

B. MIS, having made the calculation provided for in §III: A, shall thereupon:

(1) Pay over the net asset value of Shares purchased to the Custodian for deposit in the account maintained by the Custodian for the Fund;

(2) The proper number of Shares and fractional Shares shall then be issued daily and credited by MIS to its separate account.

(3) MIS shall mail to each Shareholder and Planholder a confirmation of each purchase, with copies to the Fund if requested. Such confirmation will show the prior Share balance, the new Share balance, the Shares held under a Plan (if any), the amount invested and the price paid for the newly purchased Shares.

SECTION IV. REDEMPTION

A. MIS shall, prior to the daily determination of net asset value in accordance with the Fund's Prospectus, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like.

(1) MIS shall advise the Fund of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. MIS shall then quote the applicable net asset value, whereupon MIS shall furnish the Fund with an appropriate confirmation of the redemption and process the redemption by making the proper distribution and application of the redemption proceeds in accordance with the Fund's current Prospectus, as amended from time to time. The stock registry books recording outstanding Shares and the individual account of the Shareholder or Planholder shall be properly debited.

(2) In lieu of carrying out the redemption procedures hereinafter provided for in this Section, MIS may, at the request of the Fund, sell Shares to the Fund as repurchases from Shareholder and/or Planholders, provided that in each such case the sale price shall be not less than the applicable redemption price. In such case the redemption procedures shall be appropriately modified.

B. The proceeds of redemption shall be remitted by MIS in accordance with the Fund's current Prospectus as amended from time to time.

(1) The signature of the Shareholder on the redemption request must be guaranteed by a commercial bank or member firm of a National Securities Exchange. The fund may authorize MIS to waive the signature guarantee in certain cases by written instruction. MIS will not honor telephonic redemption requests.

(2) For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Fund shall provide MIS, from time to time, with written instruction concerning the time within which such request may be honored.

SECTION V. DIVIDENDS

A. Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Fund, the Fund shall notify MIS of the date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

B. On or before each payment date, the Fund will transfer, or cause the Custodian to transfer, to MIS in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable. MIS will, on the designated payment date, automatically reinvest all dividends and distributions in additional shares.

SECTION VI. GENERAL PROVISIONS

A. MIS shall maintain records, which may be part of the stock transfer records, in connection with the issuance and redemption of Shares, the disbursement of dividends and the administration of the Plans and dividend reinvestment, in which will be noted the transactions effected for each Shareholder and Planholder and the number of Shares and

fractional Shares owned by each for which no Shares are outstanding. MIS agrees to make available upon request and to preserve for the period prescribed in Rule 31a-2 under the Investment Company Act of 1940, as amended, any records relating to services provided under this Agreement which are required to be maintained pursuant to Rule 31a-1.

B. In addition to the services as Transfer Agent, Dividend Disbursing Agent and Administrator as set forth above, MIS will perform other services for the Fund as agreed from time to time, including but not limited to, mailing annual and semi-annual reports of the Fund and mailing notices of Shareholders' meetings, proxies and proxy statements.

C. This Agreement shall not cause MIS to incur obligations to perform on any legal Holiday, on any day that the New York Stock Exchange is closed or on any day MIS is closed for a designated Holiday or other similar reason. Obligations under this Agreement, which cannot be fulfilled on any particular day(s) for the reasons in the preceding sentence, shall be performed on the next business day that MIS is operating.

D. The Fund agrees to compensate MIS for its services and to reimburse MIS for expenses as set forth in Schedule A attached hereto, or as shall be set forth in amendments to this Agreement or to Schedule A as approved by both parties.

SECTION VII. INDEMNIFICATION

A. The Fund shall indemnify MIS and save it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with MIS's performance under this Agreement and from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by MIS in connection with any such action, suit or claim except that nothing herein shall be understood to provide indemnity for negligence, negligent performance, gross negligence, willful misconduct or fraud. MIS shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement and subject to the foregoing indemnity, which, in the opinion of counsel, may involve it in expense or liability, and the Fund shall, so often as reasonably requested, furnish MIS with satisfactory indemnity against such expense or liability, and upon request of MIS the Fund shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. Provided, however, that MIS shall give the Fund notice of, and reasonable opportunity to defend, any such action, suit or claim in the name of the Fund or MIS or both: Without limitation of the foregoing:

(1) MIS may rely upon the advice of the Fund, or of counsel, and upon statement of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and, for any actions taken in good faith upon such statements, MIS shall not be liable to anyone.

(2) MIS shall not be liable for any action taken in good faith reliance upon any Written Instruction from the Fund or certified copy of any resolution of the Board of Trustees of the Fund, and MIS may rely upon the genuineness of any such document or copy thereof believed in good faith by MIS to have been validly executed.

(3) MIS may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the purchaser, Fund or other proper party or parties.

(4) MIS will be responsible for errors and omissions resulting from download, keypunch, calculation and other similar acts to, and only to, the extent that such errors and omissions are covered under a policy held by MIS for such purposes. MIS does not, however, make any guarantee or representation that it does or will have such a policy in effect or that such a policy is current. MIS will, however, accept responsibility for actual losses to clients resulting from its own such errors and omissions but only upon (a) Written notification of an error and/or omission that is given and provided that (b) MIS may first take corrective measures of its own choosing, that (c) MIS is given sufficient time to take such corrective measures and that (d) Damages or losses are incurred and are actual damages or losses.

B. MIS shall indemnify the Fund and save it harmless from and against any and all actions, suits or claims, whether groundless or otherwise, and any losses, damages, costs, charges, counsel fees, payments, expenses and liabilities, which are actual, incurred by the Fund in connection with any such action, suit or claim to the extent that any such claim results from MIS's negligence, negligent performance, gross negligence, willful misconduct or fraud related to MIS's performance under this Agreement.

C. MIS is authorized:

(1) Upon receipt of Written Instruction from the Fund, to make payment upon redemption of Shares without a signature guarantee; and

(2) If a written election authorizing the same shall be on file with MIS, to honor a telephonic redemption request.

The Fund hereby agrees to indemnify and hold MIS, its successor and assign, harmless from and against any and all expenses, damages, claims, suits, liabilities, action, demands, or losses whatsoever arising out of or in connection with a payment by MIS upon redemption of Shares without a signature subject to the authority granted in this paragraph above and, upon the request of MIS, the Fund shall assume the entire defend of any action, suit or claims subject to the foregoing indemnity. MIS shall notify the Fund of any such action, suit or claim within 30 days after receipt by MIS of notice thereof.

D. The Fund shall promptly cause to be turned over to MIS:

(1) An accurate list of shareholders of the Fund showing the proper registered addresses and number of Shares;

(2) All records relating to Plans, including original application signed by the Planholders and original plan accounts recording payments, deduction, reinvestments, withdrawals and liquidations; and

(3) All shareholder records, files and other materials necessary or appropriate for proper performance of the functions assumed by MIS under this Agreement and hereby agrees to indemnify and hold MIS, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such materials, or out of the failure of the Fund to provide any portion of such or to provide any information needed by MIS to knowledgeably perform its functions.

E. It is expressly agreed that the obligation of the Fund hereunder shall not be binding upon nor resort be had to the private property of any of the trustees, Shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the trust property of the Fund, as provided in the Declaration of Trust of the Fund. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by the officers of the Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually, or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Declaration of Trust.

SECTION VIII. TAXES AND REGULATORY MATTERS

Except as contemplated in this Agreement, all liabilities and procedures necessary for the maintenance of the Fund in good standing with:

(1) Both Federal and State agencies, including, but not limited to taxes, charters, fees, applications, forms, permits, licenses and documents shall be the responsibility of the Fund.

(2) MIS shall not be liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with this Agreement, excepting only for taxes assessed against its corporate capacity arising out of its compensation hereunder.

SECTION IX. NOTICES

All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or through the public or private mails (postage paid). Receipt of notice shall be deemed to have been given upon receipt if personally delivered or within ten (10) days after being deposited in the mail. Notice shall be addressed:

If to the Fund: Bhirud Funds, Inc.
APEX Mid Cap Growth Fund
1266 East Main Street
Stamford, CT 06902

If to MIS: Maxus Information Systems, Inc.
28601 Chagrin Blvd, Suite 500
Cleveland, OH 44122

SECTION X. WRITTEN INSTRUCTIONS AND ORAL INSTRUCTIONS

The Fund shall file with MIS a certified copy of each resolution of its Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions. The following terms, for the purposes of this Agreement or any amendment or supplement thereto, shall have the meaning herein specified unless the context otherwise requires:

(1) Plan. The term plan shall include such investment plan, dividends or capital gains reinvestment plans, systematic withdrawal plans or other types of plans set forth in the Prospectus of the Fund, in form acceptable to MIS, which the Fund may from time to time adopt and make available to its Shareholders, including plans or accounts by self-employed individuals or partnerships.

(2) Planholder. The term Planholder shall mean a Shareholder who, at the time of reference, is participating in a Plan, and shall include any underwriter, representative or broker/dealer.

(3) Oral Instructions. The term Oral Instructions shall mean an authorization, instruction, approval, item set of data, or information of any kind transmitted to MIS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by the Custodian to be a person or persons authorized by a resolution of the Board of Trustees of the Fund to give Oral Instructions on behalf of the Fund.

(4) Written Instructions. The term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MIS in original writing containing original signatures or a copy of such document transferred by telecopy including transmission of such signature, believed in good faith by MIS to be the signature of a person(s) authorized by a resolution of the Board of Trustees of the Fund to give Written Instructions on behalf of the Fund

SECTION XI. WARRANTIES

A. The Fund represents and warrants MIS that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Board of Trustees of the Fund.

B. MIS represents and warrants that the execution and delivery of this Agreement by the undersigned officer has been duly and validly authorized.

SECTION XII. CANCELLATION, RESCISSION AND TERMINATION

A. Cancellation – Within five (5) business days of the signing of this Agreement the Fund may, by written notice, cancel this Agreement for any reason. Written notice, postmarked not later than the last day of the cancellation period, shall be sent to MIS by registered or certified mail, return receipt requested. Cancellation shall terminate this Agreement and neither party will have any further obligation or liability to the other. This clause shall have no effect upon other agreements between the parties which must be separately canceled, rescinded or terminated.

B. Rescission – This Agreement may be rescinded on the grounds of mutual mistake, fraud or impossibility by either party; however, such rescission must be granted in accord with the provisions for dispute resolution enumerated in this Agreement or by mutual written agreement.

C. Termination – Either the Fund or MIS may give 60 days written notice to the other for termination of this Agreement.

(1) Termination to take effect at the time specified in the notice.

(2) Such notice shall be evidenced by and be delivered via a secured delivery requiring a signature.

SECTION XIII. DISPUTE RESOLUTION

A. Mediation – Any controversies, disputes or claims arising out of or relating to this Agreement shall be subject to mediation. The parties stipulate that the procedures for mediation enumerated by the National Association of Securities Dealers, Inc. (NASD) shall apply. The NASD shall designate the mediator(s).

(1) Mediation may take place in any mutually agreed upon location or within Cuyahoga County, Ohio.

(2) In the event that no resolution is found, the parties shall be subject to arbitration as prescribed by section (B) of this clause.

B. Arbitration – Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration rules of the NASD. In addition, the parties stipulate:

(1) The number of arbitrators shall be three; and

(2) The place of arbitration shall be within Cuyahoga County, Ohio.

SECTION XIV. JURISDICTION

This Agreement and any Schedules and/or Amendments hereto, shall be construed and understood under the laws of the State of Ohio at Cuyahoga County.

SECTION XV. FORCE MAJEURE

A party shall not be considered to be in default in the performance of its obligations to the extent that it proves that such performance has been prevented by force Majeure.

SECTION XVI. ASSIGNMENT

Either party shall not assign this Agreement and any rights granted hereunder hereto to any person, firm or corporation without the prior written consent of the other.

SECTION XVII. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION XVII. ALTERATIONS/ENTIRE AGREEMENT

A. It is agreed between the parties hereto that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the Agreement between the parties. Neither this Agreement, nor its execution, has been induced by any reliance; representation, stipulation warranty, agreement or understanding of any kind other than those herein expressed.

B. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties. Any and all addenda to this Agreement must and shall be endorsed by both parties and must make direct and specific mention to their status as addenda and to their incorporation hereto.

Dated, this 14 day of NOVEMBER 1997

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR DULY AUTHORIZED OFFICERS:

Bhirud Funds, Inc.	**MAXUS INFORMATION SYSTEMS, INC.**
BY: [signature]	BY: Gregory B. Sitts [signature]

Effective Date February 1st, 1998

Schedule A
Shareholder Servicing Fees

Shareholder Servicing Fees:

9.25 annual fee per shareholder with a minimum of $775.00 charge per month.

Discount should be worked out as follows:

Discount	Net Assets of Fund
45%	1,000,000 to 2,000,000
40%	2,000,000 to 3,000,000
35%	3,000,000 to 4,000,000
30%	4,000,000 to 5,000,000
25%	5,000,000 to 6,000,000
20%	6,000,000 to 7,000,000
15%	7,000,000 to 8,000,000
10%	8,000,000 to 9,000,000
5%	9,000,000 to 10,000,000
0%	10,000,000 and up

Calculated monthly charges for the Bhirud Funds Inc.

	Value	Monthly Fee
Approximate Fund Size:	1,600,000	775.00
Less 45% Discount		-348.75
Monthly Shareholder Servicing Fee		426.25